Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-146540 on Form F-3 ASR and No. 333-139204 on Form F-3 of our report relating to the consolidated financial statements and financial statement schedule of DryShips Inc. and subsidiaries (the “Company”) dated April 7, 2010, April 15, 2011, as to the effects of the restatement discussed in Note 1b to the consolidated financial statements and in the financial statement schedule listed in the Index at Item 18 (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes explanatory paragraphs relating to: (i) the restatement discussed in Note 1b to the consolidated financial statements and in the financial statement schedule listed in the Index at Item 18 and (ii) substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte.

Hadjipavlou Sofianos & Cambanis S.A.

Athens, Greece

April 15, 2011